Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES
SECOND QUARTER 2016 RESULTS

July 28, 2016 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (“Frank’s” or the “Company”) today reported a net loss of $31 million, or $0.20 per share, on revenue of $121 million for the three months ended June 30, 2016 and an adjusted net loss of $22 million, or $0.14 per share. Adjusted net loss excludes a $9.7 million reserve for doubtful receivables related to the Company’s Venezuela operations (“ex-items”). Adjusted EBITDA for the quarter was a loss of $13.7 million and adjusted EBITDA ex-items was a loss of $4.0 million for the quarter (Adjusted EBITDA and other non-GAAP reconciliations included in this release).

“Although global offshore rig count was down slightly during the quarter, our offshore tubular running services business was adversely impacted as a majority of rigs that exited the market were serviced by Frank’s and located in our two primary regions of West Africa and the U.S. Gulf of Mexico.” said Gary Luquette, the Company’s President and Chief Executive Officer.

“While it is difficult to determine if activity levels are reaching a bottom, we have seen some signs of encouragement. Specifically, increased inquires to our U.S. onshore and Tubular Sales businesses give us some confidence that portions of our business are stabilizing.”

“The company has made significant progress since the downturn to reduce costs and we will continue to address and reduce costs as we prepare for the recovery. Additionally, we are announcing this morning that we are cutting our quarterly dividend by 50%. These efforts to lower our costs and improve cash flow via a dividend cut, will create options for long-term growth as we make the best use of our almost $700 million in liquidity.”

“As we continue to navigate this difficult macro environment the Company remains focused on growing share in underrepresented markets, continuing its lean journey through Frank’s Business System and evaluating opportunities to diversify our product and service offerings. We believe these efforts will position Frank’s well for the eventual upcycle.”

Second Quarter 2016 Results

•	Revenue was $121 million, down 21% compared to the first quarter of 2016, and down 52% compared to the second quarter of 2015

◦	International Services revenue was $57 million down 31% compared to the first quarter of 2016, and down 53% year-over-year

◦	U.S. Services revenue was $37 million, down 24% compared to the first quarter of 2016, and down 53% year-over-year

◦	Tubular Sales revenue was $26 million, up 22% compared to the first quarter of 2016, and down 50% year-over-year

•	Net loss was $45 million and net loss attributable to common shareholders was $31 million, or $0.20 per share.

•	Adjusted EBITDA totaled a loss of $14 million with an adjusted EBITDA margin of negative 11% and adjusted EBITDA ex-items totaled a loss of $4 million, or negative 3% margin

•	Free cash flow from operations was $1.8 million

•	$581 million in cash and investments and $2 million of debt at June 30, 2016

Adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, adjusted net loss, adjusted EBITDA ex-items and free cash flow, which are financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), are defined and reconciled to their most directly comparable GAAP financial measures below. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Segment Results

International Services
International Services revenue from external sales was $57.4 million in the second quarter of 2016, down 31.0% compared to the first quarter of 2016, and down 53.2% compared to the second quarter of 2015. Sequential results were driven by a decrease in activity in all regions except the Middle East. Revenues were most negatively impacted in the West Africa region where twelve projects were completed during the quarter.

Segment adjusted EBITDA for the second quarter was a loss of $4.2 million; down 113.3% compared to the first quarter of 2016 and down 107.5% compared to the second quarter of 2015. Adjusted EBITDA, ex-items, for the second quarter was $5.5 million, or 9.6% of revenue. Adjusted EBITDA was lower due to bad debt expense and higher mobilization expense partially offset by decreased operating expenses from cost reductions.

U.S. Services
U.S. Services revenue from external sales was $37.1 million in the second quarter of 2016, down 23.9% compared to the first quarter of 2016, and down 52.7% compared to the second quarter of 2015.

For the second quarter, land revenue within the U.S. Services segment of $8.3 million was down 22.4% compared to the first quarter of 2016, and down 67.6% compared to the second quarter of 2015. Sequential revenue declines were driven by industry rig count declines of 23% in the quarter and partially offset by an increase in market share.

Offshore revenue within the U.S. Services segment of $28.8 million for the second quarter was down 24.4% compared to the first quarter of 2016, and down 45.5% compared to the second quarter of 2015. Revenue declined sequentially due to higher price concessions to customers and a reduction in activity from rigs being released or stacked due to the low commodity prices.

Segment adjusted EBITDA for the second quarter was a loss of $11.3 million. Adjusted EBITDA decreased as a result of higher corporate expenses related to compliance and operational improvement initiatives.

Tubular Sales
Tubular Sales revenue from external sales was $26.5 million in the second quarter of 2016, up 22.3% compared to the first quarter of 2016, and down 50.3% compared to the second quarter of 2015. Revenue increased sequentially due to a slight uptick in activity, primarily in the U.S. Onshore, Latin America and Middle East regions.

Segment adjusted EBITDA for the second quarter of $1.6 million, or 6.1% of revenue, was up $2.1 million compared to the $0.5 million loss in first quarter of 2016, and down 79.6% compared to the second quarter of 2015. Sequential improvement in EBITDA margin was due to lower costs associated with the manufacturing business unit.

Total pipe and connector inventory decreased $17.4 million from December 31, 2015 to $119.8 million at June 30, 2016.

Capital Expenditures and Balance Sheet

Capital expenditures were $10.1 million for the second quarter of 2016; first half 2016 capital expenditures were $18.4 million and full year 2016 capital expenditures are expected to be $60 million, down from a previously stated $75 million. The Company’s consolidated cash balance at June 30, 2016, was $581.4 million compared to $602.4 million at December 31, 2015. At June 30, 2016 there was $96.1 million of unused capacity under the Company’s $100.0 million credit facility, net of outstanding letters of credit.

Dividends

On July 22, 2016, the Board of Managing Directors of the Company (the “Management Board”), with the approval from the Board of Supervisory Directors of the Company (the “Supervisory Board”), and jointly with the Management Board, (the “Boards”), approved a plan to reduce the Company’s quarterly dividend to $0.075 per share in response to deteriorating market conditions, particularly demand for our services offshore, in order to preserve capital to invest in growth opportunities.

The new $0.075 dividend (subject to applicable Dutch dividend withholding tax), will be payable on September 16, 2016 to all common stockholders of record as of August 31, 2016. Future declarations of dividends and their record and payment dates, if any, are subject to the final determination of the Boards. However, the Company believes that the reduced dividend level is appropriate and sustainable for the trough of the current cycle.

Conference Call

The Company will host a conference call to discuss second quarter results on Thursday, July 28, 2016 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (888) 771-4371 or (847) 585-4405. The conference access code is 42854198. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.franksinternational.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (888) 843-7419 or (630) 652-3042. The conference call replay access code is 42854198. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and will remain available for approximately 90 days.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, which have declined significantly, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 that has been filed with the SEC and in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,500 employees and provides services in over 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of free cash flow, Adjusted net loss, Adjusted EBITDA ex-items, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Free cash flow, Adjusted net loss, Adjusted EBITDA ex-items, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider free cash flow, Adjusted net loss, Adjusted EBITDA ex-items, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because free cash flow, Adjusted net loss, Adjusted EBITDA ex-items, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of free cash flow, adjusted net loss, Adjusted EBITDA ex-items, Adjusted EBITDA, segment Adjusted EBITDA, and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company defines Adjusted EBITDA as income from continuing operations before net interest income or expense, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on sale of assets, foreign currency gain or loss, stock-based compensation, unrealized and realized gains (losses) and other non-cash adjustments and unusual charges. The Company defines Adjusted net loss as net loss excluding a reserve for bad debt related to Venezuela receivables. The Company defines Adjusted EBITDA ex-items as Adjusted EBITDA excluding a reserve for bad debt related to Venezuela receivables. The Company uses free cash flow and Adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team (such as income tax rates). The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Contacts:
Blake Holcomb - Director, Investor Relations
blake.holcomb@franksintl.com
713-231-2463

Karen Allen - Director, Communications and External Affairs
karen.allen@franksintl.com
713-358-7325

FRANK'S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Revenues:
Equipment rentals and services	$95,177	$131,257	$201,282	$226,434	$433,687
Products	25,769	22,229	53,022	47,998	98,054
Total revenue	120,946	153,486	254,304	274,432	531,741

Operating expenses:
Cost of revenues, exclusive of
depreciation and amortization
Equipment rentals and services	52,564	55,801	76,692	108,365	170,292
Products	17,028	12,329	33,060	29,357	55,907
General and administrative expenses	70,310	58,952	73,797	129,262	143,594
Depreciation and amortization	28,283	29,450	27,710	57,733	51,711
Severance and other charges	3,718	606	1,049	4,324	13,022
(Gain) loss on sale of assets	(279)	(770)	687	(1,049)	871
Operating income (loss)	(50,678)	(2,882)	41,309	(53,560)	96,344

Other income (expense):
Other income (expense)	1,658	(497)	971	1,161	2,058
Interest income (expense), net	198	206	(31)	404	(23)
Foreign currency loss	(4,170)	(41)	(2,767)	(4,211)	(1,234)
Total other income (expense)	(2,314)	(332)	(1,827)	(2,646)	801

Income (loss) before income tax expense (benefit)	(52,992)	(3,214)	39,482	(56,206)	97,145
Income tax expense (benefit)	(7,705)	(806)	10,629	(8,511)	21,891
Net income (loss)	(45,287)	(2,408)	28,853	(47,695)	75,254
Net income (loss) attributable to
noncontrolling interest	(13,889)	(1,636)	8,023	(15,525)	20,145
Net income (loss) attributable to
Frank's International N.V.	$(31,398)	$(772)	$20,830	$(32,170)	$55,109
Preferred stock dividends	(1)	—	(2)	(1)	(2)
Net income (loss) available to
Frank's International N.V.
common shareholders	$(31,399)	$(772)	$20,828	$(32,171)	$55,107

Earnings (loss) per common share:
Basic	$(0.20)	$—	$0.14	$(0.21)	$0.36
Diluted	$(0.20)	$—	$0.14	$(0.21)	$0.35

Weighted average common shares outstanding:
Basic	155,440	155,244	154,344	155,342	154,337
Diluted	155,440	155,244	209,114	155,342	208,804

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Revenue
International Services	$57,350	$83,063	$122,640	$140,412	$246,841
U.S. Services	37,118	48,779	78,418	85,898	187,704
Tubular Sales	26,478	21,644	53,246	48,122	97,196
Total	$120,946	$153,486	$254,304	$274,432	$531,741

Segment Adjusted EBITDA:
International Services	$(4,159)	$31,379	$55,311	$27,220	$107,596
U.S. Services	(11,318)	819	16,714	(10,500)	61,662
Tubular Sales	1,624	(446)	7,978	1,178	11,097
Total	(13,853)	31,752	80,003	17,898	180,355
Corporate and other	180	21	31	202	24
Total Adjusted EBITDA	$(13,673)	$31,773	$80,034	$18,100	$180,379

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
($ in thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015

Revenues	$120,946	$153,486	$254,304	$274,432	$531,741

Income (loss) from continuing operations	$(45,287)	$(2,408)	$28,853	$(47,695)	$75,254
Interest (income) expense, net	(198)	(206)	31	(404)	23
Income tax expense (benefit)	(7,705)	(806)	10,629	(8,511)	21,891
Depreciation and amortization	28,283	29,450	27,710	57,733	51,711
(Gain) loss on sale of assets	(279)	(770)	687	(1,049)	871
Foreign currency loss	4,170	41	2,767	4,211	1,234
Equity-based compensation expense	4,320	4,208	8,308	8,528	16,373
Severance and other charges	3,718	606	1,049	4,324	13,022
Unrealized and realized (gains) losses	(695)	1,658	—	963	—
Adjusted EBITDA	$(13,673)	$31,773	$80,034	$18,100	$180,379

Adjusted EBITDA margin	(11.3)%	20.7%	31.5%	6.6%	33.9%

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Segment Adjusted EBITDA:
International Services	$(4,159)	$31,379	$55,311	$27,220	$107,596
U.S. Services	(11,318)	819	16,714	(10,500)	61,662
Tubular Sales	1,624	(446)	7,978	1,178	11,097
Total	(13,853)	31,752	80,003	17,898	180,355
Corporate and other	180	21	31	202	24
Adjusted EBITDA Total	(13,673)	31,773	80,034	18,100	180,379
Interest income (expense), net	198	206	(31)	404	(23)
Income tax (expense) benefit	7,705	806	(10,629)	8,511	(21,891)
Depreciation and amortization	(28,283)	(29,450)	(27,710)	(57,733)	(51,711)
Gain (loss) on sale of assets	279	770	(687)	1,049	(871)
Foreign currency loss	(4,170)	(41)	(2,767)	(4,211)	(1,234)
Equity-based compensation expense	(4,320)	(4,208)	(8,308)	(8,528)	(16,373)
Severance and other charges	(3,718)	(606)	(1,049)	(4,324)	(13,022)
Unrealized and realized gains (losses)	695	(1,658)	—	(963)	—
Income (loss) from continuing operations	$(45,287)	$(2,408)	$28,853	$(47,695)	$75,254

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
($ in thousands)
(Unaudited)

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) AND ADJUSTED EARNINGS (LOSS) PER DILUTED SHARE

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015

Diluted net income (loss) available to
common shareholders	$(31,399)	$(772)	$28,494	$(32,171)	$72,711
Doubtful receivables related to Venezuela operations (1)	9,657	—	—	9,657	—
Dilutive net income (loss) available to
common shareholders, ex-items	$(21,742)	$(772)	$28,494	$(22,514)	$72,711

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015

Earnings (loss) per diluted share	$(0.20)	$—	$0.14	$(0.21)	$0.35
Doubtful receivables related to Venezuela operations (1)	0.06	—	—	0.06	—
Earnings (loss) per diluted share, ex-items	$(0.14)	$—	$0.14	$(0.15)	$0.35

(1) No tax benefits associated with bad debt expense.

FREE CASH FLOW RECONCILIATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Net cash provided by operating activities	$11,874	$46,163	$115,783	$58,037	$215,912
Less: capital expenditures	10,103	8,268	26,972	18,371	70,843
Free cash flow	$1,771	$37,895	$88,811	$39,666	$145,069

FRANK'S INTERNATIONAL N.V.
EARNINGS (LOSS) PER SHARE CALCULATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Numerator - Basic
Income (loss) from continuing operations	$(45,287)	$(2,408)	$28,853	(47,695)	75,254
Less: Net (income) loss attributable to
noncontrolling interest	13,889	1,636	(8,023)	15,525	(20,145)
Less: Preferred stock dividends	(1)	—	(2)	(1)	(2)
Net income (loss) available to
common shareholders	$(31,399)	$(772)	$20,828	$(32,171)	$55,107

Numerator - Diluted
Income (loss) from continuing operations
attributable to common shareholders	$(31,399)	$(772)	$20,828	$(32,171)	$55,107
Add: Net income attributable to
noncontrolling interest (1) (2)	—	—	7,664	—	17,602
Add: Preferred stock dividends (2)	—	—	2	—	2
Dilutive net income (loss) available to
common shareholders	$(31,399)	$(772)	$28,494	$(32,171)	$72,711

Denominator
Basic weighted average common shares	155,440	155,244	154,344	155,342	154,337
Exchange of noncontrolling interest for common stock (2)	—	—	52,976	—	52,976
Restricted stock units (2)	—	—	1,789	—	1,489
Stock to be issued pursuant to employee stock purchase plan	—	—	5	—	2
Diluted weighted average common shares	155,440	155,244	209,114	155,342	208,804

Earnings (loss) per common share:
Basic	$(0.20)	$—	$0.14	(0.21)	$0.36
Diluted	$(0.20)	$—	$0.14	$(0.21)	$0.35

(1)	Adjusted for the additional tax expense upon the assumed conversion of the Preferred Stock	—	—	359	—	$2,543
(2)	Approximate number of shares of potentially convertible preferred stock to common stock, unvested restricted stock units and stock to be issued pursuant to the employees stock purchase plan have been excluded from the computation of diluted earnings (loss) per share as the effect would be anti-dilutive when the results from operations are at a net loss.	54,534	54,444	—	54,489	—

FRANK'S INTERNATIONAL N.V
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	June 30,	December 31,
	2016	2015
Cash and cash equivalents	$581,371	$602,359
Working capital	766,560	834,110
Property, plant and equipment, net	588,256	624,959
Total assets	1,573,680	1,726,838
Total debt	2,415	7,321
Series A preferred stock	705	705
Total stockholders' equity	1,142,188	1,211,299
Noncontrolling interest	217,184	240,127
Total equity	1,359,372	1,451,426

	Six Months Ended
	June 30,
	2016	2015

Net cash provided by operating activities	$58,037	$215,912
Net cash used in investing activities	(17,252)	(149,305)
Net cash used in financing activities	(59,997)	(79,356)
	(19,212)	(12,749)
Effect of exchange rate changes on cash activities	(1,776)	(1,860)
Decrease in cash and cash equivalents	$(20,988)	$(14,609)

Capital expenditures	$18,371	$70,843